Exhibit 99.1

         CIPHERGEN REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2005

    FREMONT, Calif., May 5 /PRNewswire-FirstCall/ -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) today announced financial results for the first quarter ended March 31, 2005. Ciphergen's total revenue was $6.6 million in the first quarter of 2005 as compared to $13.3 million in the first quarter of 2004. Ciphergen's net loss was $9.3 million in the first quarter of 2005 as compared to $7.5 million in the first quarter of 2004.

    At March 31, 2005, the Company's cash and investments were $32.2 million. Total long term debt totaled $28.4 million, of which $28.2 million was convertible debt.

    "We have made solid progress in 2005 in our Diagnostics Division, in particular in optimizing ovarian cancer assay protocols and in establishing agreements with the M.D. Anderson Cancer Center and the NCI Clinical Proteomics Reference Laboratory. Also, our users continue to experience success as indicated by strong growth in scientific publications. This progress and these successes validate our powerful Pattern Track(TM) biomarker discovery to assay process and Ciphergen's growing role in translational proteomics research," stated William E. Rich, President and CEO.

    Dr. Rich further commented, "We were, however, disappointed with sales results from our Biosystems Division in the first quarter, due primarily to weakness in U.S. sales. We have taken concrete steps to improve near-term sales effectiveness including the recent appointment of a new Vice President of Sales, promotion of a significant number of our Field Scientists into sales, and the hiring of a senior business development officer to increase our market penetration to pharma. We remain enthusiastic about the future growth of the company as we continue to successfully demonstrate the value of our technology in the emerging biomarker proteomics markets."

    Recent Highlights

    * Diagnostics Progress. Ciphergen continues to pioneer efforts in translating the discovery and validation of biomarkers into both research use and commercial clinical diagnostic and theranostic assays. The Company believes that continued progress in this area will further validate the unique value of Ciphergen's ProteinChip technology and could produce new diagnostic business opportunities.

    Ovarian Cancer Program. In the first quarter of 2005, Ciphergen successfully achieved another milestone in moving towards commercialization of an ovarian cancer assay by completing the necessary reproducibility studies for detection and quantitation of the three biomarkers that comprise the ovarian cancer assay reported through our collaboration with the Johns Hopkins Medical Institutions. We communicated these results at the Society for Gynecological Oncology in March, showing data obtained using the ProteinChip System, Series 4000. In addition, we have engaged with collaborators to develop prospective clinical trials that may be used in support of an FDA submission.

    Also, Ciphergen and the M.D. Anderson Cancer Center entered into a collaboration agreement involving analysis of clinical samples provided by M. D. Anderson for ovarian cancer using Ciphergen's Deep Proteome(TM) and PatternTrack suite of new proteomics tools. This work is expected to address multiple clinical questions, including validation of markers previously described in Cancer Research in August 2004, discovery of markers that distinguish ovarian cancer from other gynecologic masses and prediction of treatment response. Ciphergen has exclusive rights to license discoveries made during the course of this collaboration.

    Ciphergen recently signed an agreement with the National Cancer Institute whereby the NCI's Clinical Proteomics Reference Laboratory (CPRL) will evaluate the ProteinChip System, Series 4000, arrays and software to study biomarker patterns indicative of ovarian cancer. The CPRL intends to test archived ovarian cancer samples on assays it has constructed on Ciphergen's proteomics platform.

    * Milestones Demonstrating Utility of ProteinChip System as a Potential Diagnostic Platform.

      -- In January 2005, the NCI's Early Detection Research Network published a paper in Clinical Chemistry demonstrating excellent reproducibility of SELDI-TOF-MS in a multi-site NCI sponsored clinical study, a prerequisite validation for a clinical diagnostic assay platform.

      -- At the 2005 annual meeting of the Association for Laboratory Automation
(ALA), the NCI's Clinical Proteomics Research Laboratory presented results of a study of ovarian cancer sera with total inter-day precision from 6-12%, based on the use of the ProteinChip System, PBS IIc. Ciphergen scientists also presented an independent study, which demonstrated precision of approximately 10% using the ProteinChip System, Series 4000.

    * Expanding Pipeline of Potential Diagnostic Assays. In collaboration with leading translational researchers worldwide, Ciphergen's Biomarker Discovery Center(R) scientists continue to use Ciphergen's Pattern Track Process to discover disease-associated protein biomarkers. These biomarkers have the potential to form the basis of multimarker assays designed to address a variety of clinical questions in cancer, cardiovascular, neurological and infectious diseases.

      -- In a special invited session at the AACR meeting in April, Dr. Judah Folkman of the Children's Hospital Boston presented results of work done in his laboratory and in collaboration with Ciphergen scientists using SELDI-TOF- MS, suggesting proteomic analysis of circulating platelets can potentially be useful for early cancer diagnosis; this was a follow-up presentation to data shown at the American Society for Hematology 46th Annual Meeting in December.

      -- The Johns Hopkins University School of Medicine and Ciphergen renewed their agreement to discover and validate biomarkers for the detection of early stage breast, ovarian, pancreatic and prostate cancer. The collaboration has resulted in publications in journals such as Cancer Research, Clinical Cancer Research, and Clinical Chemistry.

      -- M.D. Anderson and Ciphergen are collaborating to discover and characterize markers that can predict response to platinum therapy in lung cancer patients. Only a subset of lung cancer patients responds to platinum therapy, which is extremely costly and has negative side-effects.

      -- Researchers at Stanford are collaborating with Ciphergen to discover novel biomarkers that can be used to diagnose peripheral artery disease, a major complication of diabetes. Preliminary results were presented at the Society for Vascular Medicine and Biology meeting and were presented in the Young Investigator Award competition at the American College of Cardiology meeting in March 2005.

    * Biosystems Progress and Plans.

      -- Sales Organization and Plans. The Company recently appointed Paul Smith as Vice President of North America and European Sales. Mr. Smith joined Ciphergen in 2000, initially running Canadian sales and marketing efforts before assuming responsibility for European sales last year. Consistent with field sales organization changes Mr. Smith has successfully implemented in Europe, he has recently expanded Field Scientists' responsibilities in the U.S. to include ProteinChip System sales in addition to providing technical support for our customers, which we believe will improve our sales effectiveness in the short term.

      -- Expanded Pharmaceutical Biomarker Collaboration Program. Pharmaceutical companies are actively incorporating biomarker strategies in their clinical development programs. In response to this trend, James P. Merryweather, Ph.D., joined Ciphergen during the quarter as Executive Vice President, Pharmaceutical Corporate Development and will manage our Pharma Biomarker Discovery Center(R) in Malvern, PA as well as expand pharma collaborations and market penetration for biomarker proteomics.

      -- Expanded Marketing Programs. The Company has also engaged a major marketing communications firm to improve our market perception and communications programs, with particular emphasis on publicizing the considerable scientific progress being made by our installed base of users that have generated over 375 scientific publications.

      -- Major Presence at AACR. At the Annual American Association of Cancer Research (AACR) conference in April, leading researchers presented 44 studies across a wide variety of cancers and therapeutic strategies enabled by the use of SELDI ProteinChip technology. Ciphergen's customers made presentations that covered such fields as serum proteome profiling, metastasis prognosis, cancer therapeutics and monitoring drug response. Biomarker discovery and identification was described for a broad range of cancer types including breast, colon, prostate, pancreatic, lung, head and neck, ovarian, and several other cancers.

      -- New Product Introductions. Ciphergen has advanced product development efforts for our Deep Proteome(TM) technology and sample preparation family of products including Equalizer Beads(TM). These products provide a potential breakthrough for the detection of low abundant proteins, a major problem today in proteomics. The Company anticipates commencing discovery projects using our Deep Proteome products with selected collaborators during the second quarter of 2005.

      -- Steps to Reduce Operating Expenses. Ciphergen has reduced its headcount by approximately 15% since December 31, 2004 in order to reduce operating expenses. The financial impact of this decrease in headcount was only partially reflected in the first quarter. In addition, the Company has taken steps to reduce various non-employee related operating expenses within the Biosystems Division.

    About Ciphergen

    Ciphergen's Biosystems Division develops, manufactures and markets a family of ProteinChip(R) Systems and services for clinical, research and process proteomics applications. ProteinChip Systems enable protein discovery, validation, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level. Ciphergen's Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center(R) laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays. Additional information about Ciphergen can be found at www.ciphergen.com.

    Safe Harbor Statement

    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements. For purposes of the Private Securities Litigation Reform Act of 1995 (the "Act") Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include improved near term sales effectiveness, increased penetration of the pharmaceutical industry, future growth prospects of the company, market validation of our biomarker discovery process, anticipated reductions in operating expenses, anticipated results of customers and collaborators employing our products and services, commencement of discovery projects using our Deep Proteome products in the second quarter of 2005 and their ability to detect low abundant proteins, the potential for our ProteinChip technology to yield useful protein biomarkers, our ability to develop and commercialize protein molecular diagnostics that improve patient care, the achievement of major milestones by our Diagnostics Division and its ability to provide services that lead to improved toxicology assays and diagnostic assays. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that the Company is unable to generate significant growth in unit sales while maintaining pricing, the risk that pharmaceutical companies will not expand their use of our products and services, the risk that our ProteinChip technology is unable to discover, validate and/or develop protein biomarkers as diagnostic or toxicology assays, Ciphergen's ability to successfully commercialize any such tests, and our ability to protect and promote our proprietary technologies, the risk that we do not successfully launch our new product introductions and that such new products do not receive market acceptance or generate revenue at a rate or in the amounts we anticipate, and the risk that our Diagnostics Division does not achieve commercial partnerships due to an inability to come to mutually acceptable business terms or does not achieve clinical test launch milestones due to a failure to validate the performance of potential clinical assays in larger studies, an inability to translate research assays into highly reproducible commercially acceptable assays, a failure to achieve cGMP status and other factors. Investors should consult Ciphergen's filings with the Securities and Exchange Commission, including its Form 10-K dated March 22, 2005, for further information regarding these and other risks of the Company's business.

    NOTE: Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.

                           Ciphergen Biosystems, Inc.
            Unaudited Condensed Consolidated Statements of Operations
                        (in thousands, except per share)

                                                              Three Months Ended
                                                                   March 31,
                                                          ---------------------------
                                                              2004           2005
                                                          ------------   ------------
Revenue                                                   $     13,252   $      6,648

Cost of revenue                                                  3,970          3,135

Gross profit                                                     9,282          3,513

Operating expenses:
  Research and development                                       5,757          3,507
  Sales and marketing                                            6,021          5,273
  General and administrative                                     3,675          3,504
     Total operating expenses                                   15,453         12,284

Loss from operations                                            (6,171)        (8,771)

Interest and other income (expense), net                          (527)          (411)

Loss from continuing operations
 before income taxes                                            (6,698)        (9,182)
Income tax provision (benefit) for
 continuing operations                                              52            150

Net loss from continuing operations                             (6,750)        (9,332)

Loss from discontinued operations,
 net of tax (1)                                                   (731)            --

Net income (loss)                                         $     (7,481)  $     (9,332)

Basic and diluted loss per share information:
  Loss from continuing operations                         $      (0.23)  $      (0.32)
  Loss from discontinued operations                              (0.03)            --
    Net loss                                              $      (0.26)  $      (0.32)

Shares used in computing basic and diluted
  loss per share                                                29,039         29,472

    (1) Amounts attributable to our BioSepra business, which was sold on November 30, 2004, have been reclassified to loss from discontinued operations.

                           Ciphergen Biosystems, Inc.
                 Unaudited Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                          December 31,
                                                              2004          March 31,
                                                            (note 1)          2005
                                                          ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents                               $     35,392    $     30,058
  Short term investments                                         2,175           2,190
  Accounts receivable, net                                      10,811           4,746
  Inventories                                                    6,919           7,028
  Notes receivable from related parties                            126              12
  Prepaid expenses and other current assets                      1,847           1,626
    Total current assets                                        57,270          45,660

Property, plant and equipment, net                               9,315           9,044
Goodwill and other intangible assets, net                        5,569           5,440
Other long term assets                                           2,223           2,167
    Total assets                                          $     74,377    $     62,311

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                        $      3,369    $      2,536
  Accrued liabilities                                            7,499           6,791
  Current portion of deferred revenue                            5,529           4,732
  Current portion of capital lease obligations                      16              15
  Current portion of long term debt                                925             811
    Total current liabilities                                   17,338          14,885

Deferred revenue, net of current portion                           855             695
Capital lease obligations, net of current
 portion                                                            28              23
Long term debt, net of current portion                             377             191
Convertible senior notes, net of discount                       28,051          28,183
Other long term liabilities                                      1,013             882
    Total liabilities                                           47,662          44,859

Stockholders' equity:
  Common stock                                                      29              29
  Additional paid in capital                                   187,133         187,136
  Notes receivable from stockholders                              (349)            (39)
  Accumulated other comprehensive income                           263              19
  Accumulated deficit                                         (160,361)       (169,693)
    Total stockholders' equity                                  26,715          17,452
    Total liabilities and stockholders'
     equity                                               $     74,377    $     62,311

    (1) The condensed consolidated balance sheet at December 31, 2004 has been derived from the audited consolidated financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2004.

SOURCE  Ciphergen Biosystems, Inc.
    -0-                             05/05/2005
    /CONTACT: Sue Carruthers, Investor Relations of Ciphergen Biosystems, Inc., +1-510-505 2297/
    /Web site:  http://www.ciphergen.com /